Exhibit 99.1

28 April 2017
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE DELIVERS 270,000 SQ FT OF LEASE TRANSACTIONS AT RENTS
17% AHEAD OF PREVIOUS PASSING

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, announces strong leasing momentum across key investments, completing significant rent reviews at 111 Buckingham Palace Road, London, SW1 and new leases across Leavesden Park, Watford and Stillorgan Shopping Centre, Dublin 18 in Ireland, covering c. 270,000 sq ft and delivering an uplift of 17% ahead of previous passing rents and 3% ahead of valuers’ ERVs.
At 111 Buckingham Palace Road, London, SW1 (224,100 sq ft office)
Following the successful transformation of the reception and Sky Lobby, completed in November 2016, where we undertook a comprehensive refurbishment and extension, we delivered strong rental growth of 20% over previous passing, concluding two outstanding rent reviews and a new letting.
Rent reviews were concluded with the Telegraph Media Group (125,100 sq ft over the first and second floors) and Regus (31,000 sq ft on third floor) at attractive levels, achieving business plan ERVs and rents well in excess of previous passing. In addition, 6,400 sq ft was let to international software company, Metalogix, for a new five-year lease, materially improving the rent.
At Leavesden Park, Watford (SEO portfolio, 196,300 sq ft office)
We have successfully completed a simultaneous surrender with BT and agreement for lease with global online fashion retailer, ASOS, for a new 10-year lease over 74,000 sq ft, at 7% ahead of previous passing rent, making this one of the largest lettings of the year in the South East office market.
At Stillorgan Shopping Centre, Co. Dublin (Opera portfolio, 142,300 sq ft retail)
An agreement for lease was signed with Tesco for a new 25-year lease (15 years term-certain) for an enlarged store which will enable them to consolidate from three to two locations within the centre. Work commenced on the new 11,000 sq ft extension in March 2017, with practical completion expected by the end of the year. We are excited about the opportunity to unlock new asset management opportunities from the surrendered space to further improve the tenant mix and increase the rent roll.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The positive leasing momentum delivered in 2016 across the UK and Ireland has continued in 2017 as the portfolio continues to offer attractive space at good value for occupiers. We are particularly pleased that at our largest asset, Buckingham Palace Road, the dramatic transformation of the reception and Sky Lobby in Q4-16 has led to significant NOI improvement across our largest rent review and to new leasing opportunities, all at pre-referendum levels, owing to the high quality and prime location of this asset. Buckingham Palace Road continues to demonstrate untapped potential and we are excited to capitalise on further asset management opportunities in the near-to-medium term.”

-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore / Tom Gough/Polly Warrack +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy-Wilson Holdings, Inc.
Kennedy-Wilson Holdings, Inc. (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, it also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com